WRITER DEVELOPMENT AGREEMENT

This Agreement effective September 20, 2004, is by and between Twin Faces East Entertainment Corporation; a Nevada Corporation ("Production Company") located at 2857 Hartwick Pines Dr., Henderson, NV 89052, and Damien Lanfranche, an individual residing at 17 Mitchell St., Marlboro, NJ 07746 ("Writer").

1. EMPLOYMENT: Production Company employs Writer to perform and Writer agrees to perform writing services for Production Company's proposed Einstein Project ("The Project").

2. SERVICES/FORM OF WORK: The completed results and product of Writer's services (including all material created, added, interpolated and submitted by Writer) shall be deemed the "Work" which shall be created in each of the applicable forms listed below ("Forms of Work"):

i. Scripts

ii. Narratives

iii. Screenplays

3. USE OF WORK: In Production Company's sole, absolute and unfettered discretion, Production Company may use or not use the Work and may make any changes in, deletions from or additions to the Work.

4. DELIVERY: Writer agrees to complete and deliver each Form of Work and the Work, including any changes and revisions required by Production Company not later than December 31, 2004.

5. PERFORMANCE STANDARDS: All of Writer's services shall be rendered promptly in a diligent, conscientious, artistic and efficient manner and Writer shall devote whatever time necessary and attention and best talents and abilities to the services to be rendered, either alone or in collaboration with others. Writer's services shall be rendered in such manner as Production Company may reasonably direct pursuant to the instructions, suggestions and ideas of, and under the control of, and at the times and places reasonably required by, Production Company's duly authorized representatives. Writer, as and when reasonably requested by Production Company, shall consult with Production Company's duly authorized representatives and shall be available for conferences with such representatives for such purposes at such times and places during Writer's employment as may be required by such representatives.

6. COMPENSATION: Conditioned upon Writer's full performance of all of Writer's obligations hereunder, Production Company will pay Writer as full compensation for all services rendered and rights granted as follows:

   Fixed compensation of a one-time advance against Royalty Payments defined in 6.b. below of $2,500 upon receipt of funding equal to or greater than $2 million by the Production Company from any source.

  A one-time stock issuance of 10,000 shares of common stock in the Production Company, such stock to be subject to the provisions and restrictions of Rule 144 of the SEC code.

  Royalty Payments as follows:

i. If a motion picture is made and sold, and/or a DVD/video released, and/or a book is published based on the Work a fee shall be paid to Writer equal to five percent (5%) of the Net Profits received by the Production Company from any or all of these sources, such fee to be paid at the end of each quarter after receipt of monies by the Production Company and offset against the advance contained in 6.a. above.

  Net Profits Definition: Net Profits shall be computed, determined and paid in accordance with the distribution agreements entered into by Production Company and any distributor.

7. WARRANTIES, REPRESENTATIONS, INDEMNITIES:

  Writer Warranties and Representations: Writer warrants and represents that each Form of Work and the Work shall be wholly original with Writer, except as to matters within the public domain and except as to material inserted by Writer pursuant to specific instructions of Production Company, and shall not infringe upon or violate the rights of privacy or publicity of, or constitute a libel or slander against, or violate any common law or any other rights of, any person, firm or corporation.

  Writer's Indemnities: Writer shall indemnify Production Company and Production Company's licensees and assigns and its or their officers, agents and employees, from all liabilities, actions, suits or other claims arising out of any breach by Writer of Writer's warranties and representations and out of the use by Production Company of the Work and from reasonable attorneys' fees and costs in defending against the same. The foregoing shall apply only to material created or furnished by Writer, and shall not extend to changes or additions made therein by Production Company, or to claims for defamation or invasion of the privacy of any person unless Writer knowingly uses the name or personality of such person or should have known, in the exercise of reasonable prudence, that such person would or might claim that such person's personality was used in the Work.

  Production Company's Indemnities: Production Company shall indemnify Writer to the same extent that Writer indemnifies Production Company hereunder, as to any material supplied by Production Company to Writer for incorporation into the Work.

  Notice and Pendency of Claims: The party receiving notice of any claim or action subject to indemnity hereunder shall promptly notify the other party. Any claims between the Writer and Production Company shall be heard in and subject to the laws of the state of Nevada.

8. OWNERSHIP: As Writer's employer, Production Company shall solely and exclusively own throughout the world in perpetuity all rights of every kind and nature in the Work, and all of the results and proceeds thereof in whatever stage of completion as may exist from time to time, together with the rights generally known as the "moral rights of authors." Writer acknowledges that the Work is being primarily written by Writer for use as a Documentary and that each Form of Work is being written by Writer as a "work made for hire" within the scope of Writer's employment by Production Company, and, therefore, Production Company shall be the author and copyright owner of the Work.

9. FCC: Writer understands that, as to any Television Program based on the Work, it is a Federal offense, unless disclosed prior to broadcast to Production Company or to the station or licensee, which broadcasts the Program, to:

(a) Give or agree to give any member of the production staff, anyone associated in any manner with the Program or any representative of the Production Company, the station or network, any portion of compensation payable to Writer or anything else of value for arranging Writer's employment in connection with the Program.

(b) Accept or agree to accept anything of value, other than compensation payable to Writer under this Agreement, to promote any product, service or venture on the air, or to incorporate any material containing such a promotion in the Program. Writer is aware that Production Company prohibits such conduct with or without disclosure to Production Company, and any such conduct or failure to disclose shall be a material breach of this Agreement.

10. NOTICES/PAYMENT:

(a) To Writer: All notices from Production Company to Writer may be given in writing by mailing the notice to Writer, postage prepaid, or at Production Company's option, Production Company may deliver such notice to Writer personally, either orally or in writing. The date of mailing or of personal delivery shall be deemed to be the date of service. Payments and written notice to Writer shall be sent to Writer at the address noted above.

(b) To Production Company: All notices from Writer to Production Company shall be given in writing by mail, messenger, cable, telex or telecopier addressed as indicated above. The date of mailing, messengering, cabling, telexing or telecopying shall be deemed to be the date of service.

(c) Change of Address: The address of Writer and of Production Company set forth herein may be changed to such other address as Writer or Production Company may hereafter specify by written notice given to the other Party.

11. ASSIGNMENT: This Agreement is non-assignable by Writer. This Agreement shall inure to the benefit of Production Company's successors, assignees, licensees and grantees and associated, affiliated and subsidiary companies. Production Company and any subsequent assignee may freely assign this Agreement, in whole or in part, to any party provided that such party assumes and agrees in writing to keep and perform all of the executory obligations of Production Company hereunder.

12. NAME AND LIKENESS: Production Company shall have the right to use and permit others (including any exhibitor or sponsor of the Program or Series) to use Writer's name and likeness for the purpose of advertising and publicizing the Work, any Program based on the Work, and any of exhibitor's or sponsor's products and services, but not as an endorsement or testimonial.

13. PAY OR PLAY: The rights in this Paragraph shall be in addition to and shall not in any way diminish or detract from Production Company's rights as otherwise set forth. Production Company shall not be obligated to use Writer's services, nor use the results and product of Writers services, nor produce, release, distribute, exhibit, advertise, exploit or otherwise make use of the Program. Production Company may at any time, without legal justification or excuse, elect not to use Writer's services or to have any further obligations to Writer under this Agreement. If Production Company elects not to use Writer's services pursuant to this Paragraph; Writer shall be paid the Compensation set forth in Paragraph 6 if Writer performs those services.

14. CREDIT: The writing credits shall read either: "Story by Damien Lanfranche," and/or "Written by Damien Lanfranche," (or another name chosen by Writer), if a substantial amount of Writer's work is incorporated in the Project. In determining whether Writer is awarded sole, shared or no writing credit, reference shall be made solely and exclusively by the Production Company.

15. CONDITIONS AFFECTING OR RELATED TO COMPENSATION: The Writer shall be deemed an independent contractor with no employee relationship and have no agency or principal relationship and shall thereby be responsible for all his own taxes, insurance, licenses and fees and expenses related to his business and this Agreement. Consultant may not assign this agreement to a third party without the Production Company's consent.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

"Production Company"                                                                             "Writer"

/s/ Michael Smolanoff                                                                                       /s/ Damian Lanfranche

Michael Smolanoff, Ph.D., President                                                                 Damian Lanfranche, an individual